EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-212045 on Form S-8 and Post-Effective Amendment No. 1 to Registration Statement No. 333-219137 on Form S-3 of our reports dated November 29, 2017, relating to the consolidated financial statements and financial statement schedules of Atkore International Group Inc. and subsidiaries, and the effectiveness of Atkore International Group Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of Atkore International Group for the year ended September 30, 2017.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
November 29, 2017